EX-10.7
                            CLASS B NOTE


For value received, Noved Holdings, Inc. (the "Debtor") promises to pay to Everlert, Inc., a Nevada corporation (the "Holder") or order, the principal sum of TWO HUNDRED SIXTY TWO THOUSAND FIVE HUNDRED DOLLARS ($262,500.00). The outstanding principal hereunder shall be due and payable as follows:

(A) On or before the date three (3) months from the date of release to Debtor of one hundred fifty thousand (150,000) shares of common stock of Holder, issued pursuant to a like number of Class B Warrants and held in escrow in the trust account of Thomas C. Cook and Associates, Ltd., a Nevada professional law corporation, the entire principal sum of TWO HUNDRED SIXTY TWO THOUSAND FIVE HUNDRED DOLLARS ($262,500.00), shall be due and payable.

This Note is issued pursuant to an exercise of one hundred fifty thousand (150,000) Class B Warrants for Common Stock of the Holder, held by the Debtor. Reference is made to the Uniform Commercial Code, as adopted by the State of Nevada, for a full statement of the rights and obligations of the parties, including, without limitation, the parties' rights and duties with respect to the Debtor's failure to pay amounts under the Note when due.

Payment of this Note shall be made in lawful tender of the United States. The Debtor may at any time prepay without penalty all or any portion of the principal or interest owing hereunder.

The Holder of this Note shall have full recourse against the make, and shall not be required to proceed against the collateral securing this Note in the event of default.

If action is instituted to collect this Note, the Debtor will pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action. The Debtor hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument. No delay on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right.

The holding of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Note shall remain in full force and effect.

The Debtor's obligations under this Note may not be transferred or assigned to another party without the prior written consent of the Holder hereof. All rights and obligations of the Debtor and the Holder shall be binding upon and benefit the successors, assigns, heirs and administrators of such parties.

This Note shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of law provisions of any state of the United States.

IN WITNESS WHEREOF, the Debtor has caused this Note to be issued as of April 5, 1999.

NOVED HOLDINGS, INC.


By: /s/  Dan Starczewski
Dan Starczewski, President